Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2010 FOURTH QUARTER
AND FISCAL YEAR RESULTS

MERIDIAN, Idaho (November 4, 2010) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its fourth quarter and fiscal year ended September 30, 2010.

Highlights:

▪
Total revenues were $358.9 million for the quarter, 45.0% higher than revenues for the same period in the prior fiscal year.  Of the 45.0% increase in total revenues, 19.2% was due to organic growth in the United States and 25.8% was related to our acquisition of Centaur Services Limited (“Centaur”), which was acquired on February 8, 2010.

▪
Total revenues were $1.23 billion for fiscal year 2010, 30.6% higher than revenues for fiscal year 2009.  Of the 30.6% increase in total revenues, 14.1% was due to organic growth in the United States and 16.5% was related to our acquisition of Centaur.

▪
Selling, general and administrative (“SG&A”) expenses as a percentage of total revenues were 8.5% for the quarter, compared to 9.5% for the same period in the prior fiscal year.  SG&A expenses as a percentage of total revenues were 8.6% for fiscal year 2010, compared to 9.6% for fiscal year 2009.

▪
Operating income was $13.8 million for the quarter, 29.6% higher than operating income for the same period in the prior fiscal year.  Operating income was $54.2 million for fiscal year 2010, 34.0% higher than operating income for fiscal year 2009.

▪
Net income was $8.8 million for the quarter, 34.3% higher than net income for the same period in the prior fiscal year.  Net income was $33.4 million for fiscal year 2010, 34.3% higher than net income for fiscal year 2009. Diluted earnings per share were $0.71 for the quarter, compared to $0.53 for the same period in the prior fiscal year.  Diluted earnings per share were $2.70 for fiscal year 2010, compared to $2.02 for fiscal year 2009.

▪
Internet sales to independent veterinary practices and producers in the United States grew by approximately 53% for the quarter compared to the same period in the prior fiscal year, and 44% for fiscal year 2010 compared to fiscal year 2009.  Our product sales from the internet as a percentage of sales in the United States improved to 35% for the quarter as compared to 32% for the same period in the prior fiscal year, and 34% for fiscal year 2010 as compared to 31% for fiscal year 2009.

▪	We generated $6.3 million in cash from operations during the quarter, and as of September 30, 2010 we had borrowings under our credit facilities of $10.1 million.
▪	We added 6 field sales representatives and 12 telesales representatives in the United States during the quarter ended September 30, 2010.

“Our financial results were very strong for the quarter and fiscal year,” said Jim Cleary, President and Chief Executive Officer.  “We have achieved excellent growth in our revenue, earnings and value-added services.  I would like to thank our team for their continued dedication and focus on customer service that contributes to our ongoing success.”

Quarter ended September 30, 2010 compared to quarter ended September 30, 2009

Total revenues grew 45.0% to $358.9 million for the quarter ended September 30, 2010, compared to $247.5 million for the quarter ended September 30, 2009.  Of the 45.0% increase in total revenues, 19.2% was due to organic growth in the United States and 25.8% was related to our acquisition of Centaur.  Excluding the acquisition of Centaur, our revenues attributable to existing customers represented 40% of the growth in total revenues during the quarter ended September 30, 2010.  Commissions grew 18.6% to $4.7 million for the quarter ended September 30, 2010, compared to $4.0 million for the quarter ended September 30, 2009.

Gross profit increased by 30.5% to $45.5 million for the quarter ended September 30, 2010, compared to $34.9 million for the quarter ended September 30, 2009.  Gross profit as a percentage of total revenues was 12.7% for the quarter ended September 30, 2010, compared to 14.1% for the quarter ended September 30, 2009.  Gross profit as a percentage of total revenues decreased due to the addition of Centaur because Centaur’s gross profit as a percentage of total revenues is generally lower than MWI’s, which serves to reduce the overall gross margin of the consolidated Company when compared to our results for the same period in the prior year.  Vendor rebates for the quarter ended September 30, 2010 decreased by $850,000 compared to the quarter ended September 30, 2009.  This decrease was primarily due to a rebate received in the prior fiscal year from a vendor that is no longer in business.

Operating income increased 29.6% to $13.8 million for the quarter ended September 30, 2010, compared to $10.6 million for the quarter ended September 30, 2009.  SG&A expenses as a percentage of total revenues were 8.5% for the quarter ended September 30, 2010, compared to 9.5% for the quarter ended September 30, 2009.  SG&A expenses increased 29.4% to $30.3 million for the quarter ended September 30, 2010, compared to $23.4 million for the quarter ended September 30, 2009.  SG&A expenses as a percentage of total revenues decreased due to the addition of Centaur because Centaur’s SG&A expenses as a percentage of total revenues are generally lower than MWI’s, which serves to reduce the overall SG&A expenses as a percentage of total revenues when compared to our results for the same period in the prior year.  Additionally, we had an improvement in our allowance for doubtful accounts as a result of payments made by certain customers.

Net income increased 34.3% to $8.8 million for the quarter ended September 30, 2010, compared to $6.6 million for the quarter ended September 30, 2009.  Diluted earnings per share were $0.71 and $0.53 for the quarters ended September 30, 2010 and 2009, respectively, an increase of 34.0%.

Fiscal year ended September 30, 2010 compared to fiscal year ended September 30, 2009

Total revenues grew 30.6% to $1.23 billion for the fiscal year ended September 30, 2010, compared to $941.3 million in the fiscal year ended September 30, 2009.  Of the 30.6% revenue growth, 16.5% or $155.1 million was related to the acquisition of Centaur.  Commissions grew 18.0% to $16.8 million for the fiscal year ended September 30, 2010, compared to $14.2 million for the fiscal year ended September 30, 2009.

Gross profit increased by 22.5% to $165.0 million for the fiscal year ended September 30, 2010, compared to $134.7 million in the fiscal year ended September 30, 2009.  Gross profit as a percentage of total revenues was 13.4% for the fiscal year ended September 30, 2010, compared to 14.3% for the fiscal year ended September 30, 2009.  Vendor rebates for the fiscal year ended September 30, 2010 decreased $684,000 compared to the fiscal year ended September 30, 2009.

Operating income increased 34.0% to $54.2 million for the fiscal year ended September 30, 2010, compared to $40.5 million for the fiscal year ended September 30, 2009.  SG&A expenses as a percentage of total revenues were 8.6% for the fiscal year ended September 30, 2010, compared to 9.6% for the fiscal year ended September 30, 2009.  SG&A expenses increased 16.5% to $105.8 million for the fiscal year ended September 30, 2010, compared to $90.8 million for the fiscal year ended September 30, 2009.  Included in the increase in SG&A expenses for the fiscal year are direct acquisition-related expenses of $1.1 million incurred in connection with the acquisition of Centaur.

Net income increased 34.3% to $33.4 million for the fiscal year ended September 30, 2010, compared to $24.9 million for the fiscal year ended September 30, 2009.  Diluted earnings per share were $2.70 and $2.02 for the fiscal years ended September 30, 2010 and 2009, respectively, an increase of 33.7%.

Our cash balance as of September 30, 2010 was $911,000 and we had $10.1 million outstanding on our credit facilities. Compared to September 30, 2009, receivables increased 32.9%, inventories increased 51.0%, and accounts payable increased 55.8%.  These increases were primarily due to our revenue growth and the balances acquired through the acquisition of Centaur.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2011, revenues will be from $1.41 billion to $1.46 billion, which represents growth of 15% to 19% compared to revenues in fiscal year 2010.  The Company estimates that diluted earnings per share will be from $3.02 to $3.10 per share, which represents growth of 12% to 15% compared to diluted earnings per share in fiscal year 2010.  These estimates are based on the Company’s current calendar-year and quarterly vendor contracts which typically undergo annual renegotiation and which may include terms such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on November 4, 2010 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2011 business outlook.  Participants can access the conference call by dialing (877) 638-4561 and international callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through November 18, 2010 by calling (800) 642-1687 for calls within the United States or (706) 645-9291 for international calls using the passcode 19698332.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products to veterinarians across the United States of America and United Kingdom. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; vendor rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; risks associated with our international operations; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; financial risks associated with acquisitions; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Quarter Ended September 30,		Fiscal Year Ended September 30,
Statements of Income	2010	2009	2010	2009
Revenues	$358,947	$247,538	$1,229,342	$941,332
Cost of product sales	313,412	212,655	1,064,339	806,677
Gross profit	45,535	34,883	165,003	134,655
Selling, general and administrative expenses	30,345	23,448	105,793	90,827
Depreciation and amortization	1,433	819	4,992	3,365
Operating income	13,757	10,616	54,218	40,463
Interest expense	(150)	(40)	(539)	(242)
Other income	193	190	647	770
Income before taxes	13,800	10,766	54,326	40,991
Income tax expense	(5,002)	(4,213)	(20,886)	(16,086)
Net income	$8,798	$6,553	$33,440	$24,905

Net income per share - diluted	$0.71	$0.53	$2.70	$2.02
Weighted average common
shares outstanding - diluted	12,437	12,331	12,395	12,306

			September 30,	September 30,
Condensed Consolidated Balance Sheets			2010	2009
Assets
Cash			$911	$14,302
Receivables, net			189,428	142,485
Inventories			175,292	116,119
Prepaid expenses and other current assets			8,729	3,946
Deferred income taxes			1,556	1,517
Total current assets			375,916	278,369
Property and equipment, net			15,238	9,313
Goodwill			47,330	37,610
Intangibles, net			26,710	10,194
Other assets, net			2,738	2,433
Total Assets			$467,932	$337,919
Liabilities
Line-of-credit			$10,140	$-
Accounts payable			183,604	117,830
Accrued expenses			15,118	10,767
Current portion of long-term debt and capital lease obligations			3,631	97
Total current liabilities			212,493	128,694
Deferred income taxes			5,310	1,298
Long-term debt and capital lease obligations			953	-
Other long-term liabilities			2,389	-
Stockholders' Equity			246,787	207,927
Total Liabilities and Stockholders' Equity			$467,932	$337,919